Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This employment agreement is effective as of June 1, 2010 between TARGETED MEDICAL PHARMA (“Employer”) and Kim Giffoni (“Executive”).

A.	Executive has acquired outstanding and special skills and abilities and an extensive background in and knowledge of Employer’s business and the industry in which it is engaged.

B.
Employer desires assurance of the continued association and services of Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

C.	Executive desires to continue the employ of Employer and is willing to do so on those terms and conditions.

NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this agreement, it is agreed as follows:

1.	Employer shall employ Executive Vice President and Member of the Board or in such other capacity or capacities Employer’s board may from time to time prescribe.

2.
Executive shall be the Executive Vice President, with full power and authority to hire and fire all employees of Employer other than the officers and to manage and conduct all of the business of Employer subject to expenditure policies set by the board of directors. The Executive shall serve at the discretion of the Board of Directors and may be assigned other titles and duties as long as the financial terms of this Agreement are not altered. Executive shall not, however, take any of the following action on behalf of Employer without the approval of the board.

a.	Borrowing or obtaining credit in an amount in excess of $250,000 or executing any guaranty to obligate Employee in excess of $250,000;

b.	Expending funds for capital equipment in excess of budgeted expenditures for any calendar month;

c.	Selling or transferring capital assets exceeding $250,000 in market value in any single transaction or exceeding $1,000,000 in market value in any one fiscal year;

d.	Executing any; contractor making any commitment for the purchase or sale of Employer’s products or facilities in an amount exceeding $250,000;

e.	Executing any lease of real or personal property providing for an aggregate rent in excess of 250,000;

f.	Exercising any discretionary authority or control over the management of any employee welfare or pension benefit plan or over the disposition of the assets of any such plan.

3.	Executive shall have the right to vendor other services for compensation or engage in other business activities as long as it does not detract from Executive’s performance herein.

4.	During his employment, Executive shall devote such time, interest, and effort to the performance of this agreement as may be fairly and reasonable necessary.

5.
During the employment term, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer’s business.

6.
In addition, Executive, while employed, shall not take any action without Employer’s prior written consent to establish, form, or become employed by a competing business on termination of employment by Employer.

7.
If, during the term of this agreement, Executive shall not be vested by Employer with the responsibilities of acting as its Executive Vice President by lawful Board Action, the Board will have the authority to designate other titles and duties of the Executive by mutual agreement. If mutual agreement between the Board and the Executive are not achieved, Executive shall be employed as an advisor and consultant to Employer so that Employer may benefit from Executive’s experience. It is expressly agreed that Executive’s services as an advisor and consultant will be required at such times and places as will result in the least inconvenience to Executive, having in mind his other business commitments during that period which may obligate him to perform his services under such other commitments before performing the advisory services under this agreement.  While Executive is employed as an advisor and consultant by Employer, Employer shall pay Executive all compensation benefits provided for in this agreement.  During the course for his employment as an advisor and consultant, Executive shall not compete, directly or indirectly, with Employer.

8.
Subject to earlier termination as provided in this agreement, Executive shall be employed for a term beginning June 1, 2010 and ending December 31, 2014.  Upon signature and Board Approval of this agreement all of the terms of this agreement are effective immediately and this agreement herein supersedes any prior employment agreements.

9.
Unless the parties agree otherwise in writing, during the employment term   Executive shall perform the services he is required to perform under this agreement at Employer’s offices, provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer’s business.

10.	Employer shall pay a base salary to Executive at the rate of $450,000 per year, payable in bi-weekly installments.

i.
EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $475,000 per year, payable in bi- weekly   installments when Employer reports in its financial statements an Ebidta of 17,000,000 in a calendar year.    EBIDTA is defined as earnings before interest, taxes, depreciation, and amortization.

ii.	EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $500,000 per year, payable in bi-weekly installments when Employer has Ebidta of $25,000,000 in a calendar year.

iii.	EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $550,000 per year, payable in bi-weekly installments when Employer has Ebidta of $40,000,000 in a calendar year.

iv.	EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $750,000 per year, payable in bi-weekly installments when Employer has Ebidta of $75,000,000 in a calendar year.

v.	Annual Cash Bonus, which bonus shall be determined by the Board of Directors and such bonus shall be determined and paid within (90) days after the conclusion of such year.

vi.
The basic salary payable to Executive under this section (the base salary) shall be subject to increase by an annual inflation adjustment as set forth in this section, not to exceed five (5%) percent except by Board approval, based on the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Subgroup “all items,” entitled “Consumers Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Los Angeles-Long Beach-Anaheim Average, 1967-100”.  IF the index for December of any year following 2000-2001(the initial calendar year of the term of this agreements) (the current index) exceeds the index for the month in which this agreement is dated (the base index), Employer shall pay to Executive as an inflation adjustment the amount by which the product for the basic salary for the given year and the fraction shoes numerator is the current index for that year and whose denominator is the base index, exceeds the basic salary, in accordance with the following formula:

Inflation Adjustment =
(Basic Salary X Current Index) – (Base Salary) Base Index

The computation required under this section shall be made at the end of the month of publication of the current index for each year during the term of this agreement, and ay inflation adjustment shall be immediately payable.

 (i)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii)           Subject to the provisions of Section [10](i) above, all determinations required to be made under this Section [10], including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within forty-five (45) business days of the receipt of notice from Executive to the Company that there has or may have been a Payment (a “Payment Notice”), or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the actual rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the actual rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section[10], shall be paid by the Company to Executive (or directly to the Internal Revenue Service or other appropriate taxing authority for the benefit of Executive), on or prior to the later of (i) the due date for the payment of any Excise Tax, income tax or other amount comprising the Gross-Up Payment to the relevant taxing authority, and (ii) the forty-fifth (45th) day following the Company’s receipt of the Payment Notice, but in no event later than the end of Executive’s taxable year following the year in which any Excise Tax, income tax or other amount comprising the Gross-Up Payment was remitted to the relevant taxing authority.  Subject to the following provisions of this Section [10] to the contrary, any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), or that additional amounts were paid to the Executive (“Overpayment”) consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section [10](iii) and Executive thereafter is required to make a payment of any Excise Tax, or there has been an Overpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, or the Executive shall return to the Company the amount of such Overpayment, as the case may be.  Without extending any time period set forth in this Section [10] for any Gross up Payment or Underpayment due hereunder, such amount shall be paid no later than the end of the calendar year following the calendar year in which the Executive pays the related tax.

(iii)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or would require a re-calculation of amounts as set forth in Section [10](i).  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim unless directed to do so by the Company.  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim; (B) take such action in connection with contesting such claim as the Company shall request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Executive; (C) cooperate with the Company in good faith in order effectively to contest such claim; and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) reasonably incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  The Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)           If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section [10](iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section [10](iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section [10](iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, the Executive shall so notify the Company, and the Executive shall co-operate with the Company, at the Company’s request, to contest such denial of refund.

11.    Indemnification.  The Company hereby agrees to indemnify the Executive, hold  harmless and provide the Executive with advancement of expenses to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations with the Company.

D&O Insurance.  The Company shall cover the Executive under directors and officers liability insurance during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other directors and officers.

12.
EQUITY GRANTS UPON TERMINATION.  Upon termination for reasons specifically defined in Paragraphs 13 and 18. Executive shall receive as liquated damages an Equity Grant of 500,000 shares. In addition, Executive shall receive salary for the term of this agreement or 30 months, from date of termination, whichever term is greater.  The salary will be paid at the milestone level achieved by the Executive and Executive shall continue to participate in all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination in accordance with the terms of such plans and programs as in effect from time to time.  The Equity Grant of Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; As of the date of this Agreement 12,382,811 shares of Common Stock are issued.

13.
CHANGE IN CONTROL OF COMPANY.  Anything herein to the contrary notwithstanding, if a Change in Control occurs during the Employment Period and the Executive has remained continually employed by the Employer from the Effective Date to the date of the Change in Control, the Executive shall have for a period of 30 days from change of control of company, the right but not the obligation to terminate this Agreement and shall be entitled to all benefits and compensation as described in Paragraph 12.  For the purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following events:

For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(a)           the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company;

(b)           any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(c)           as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(d)           during any period of 12 consecutive months, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

14.
INCENTIVE STOCK OPTIONS UPON EBIDTA MILESTONES.  Incentive Stock Options shall be exercisable by Executive at anytime during the period of employment or within three years of termination of employment and contain a strike price of $5.10 per share.  Milestone levels shall be based upon Ebidta reported in the financial statements during any calendar year.  Ebidta is defined as earnings before taxes, interest, depreciation, and amortization.

EBIDTA	Options
$50,000,000	Executive shall receive an option to purchase 5,000 shares Common Stock.
$60,000,000	Executive shall receive an option to purchase 7,500 shares Common Stock.
$80,000,000	Executive shall receive an option to purchase 7,500 shares Common Stock.
$100,000,000	Executive shall receive an option to purchase 10,000 shares Common Stock.
$125,000,000	Executive shall receive an option to purchase 10,000 shares Common Stock.
$150,000,000	Executive shall receive an option to purchase 10,000 shares Common Stock.
$175,000,000	Executive shall receive an option to purchase 15,000 shares Common Stock.
$200,000,000	Executive shall receive an option to purchase 50,000 shares Common Stock.
$250,000,000	Executive shall receive an option to purchase 75,000 shares Common Stock.

Option Exercise Price and Consideration.

(a) The Company will grant Options to Executive upon achievement of each milestone and such Options shall be Incentive Stock Options as approved in the Employment agreement dated June 1, 2010 by the Board. Each Option shall be evidenced by a Notice of Grant which shall expressly identify such Option as an Incentive Stock Option, and be in such form and contain such provisions as the Company shall from time to time deem appropriate. Without limiting the foregoing, the Company may, at any time, or from time to time, authorize the Company, with the consent of the respective recipients, to issue Options in exchange for the surrender and cancellation of any or all outstanding Options.

(b) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be Five dollars and Ten Cents ($5.10) determined by the Board and the Option shall be exercise by Executive during the period of employment or within three (3) years after termination of employment.

(c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Company (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price or any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable by Executive at any time after the grant of Options and under such conditions as determined by the Board, including performance criteria with respect to the Company or the Optionee, and as shall be permissible under the terms of the Plan.  An Option may not be exercised for a fraction of a Share.  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

 (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of termination of an Optionee's Consulting relationship or Continuous Status as an Employee as a result of his disability (as defined in the Code), Optionee may, but only within Thirty-Six (36) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination.  To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified, the Option shall terminate.

 (d) Death of Optionee.

 (i) If Optionee dies during the term of the Option and is at the time of his death an Employee or Consultant of the Company who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, then the Option may be exercised, at any time within twenty four (24) months following the date of death (or such other period of time as is determined by the Board), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant six (6) months after the date of death (or such other period of time as is determined by the Board); or

 (e) Rule 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

 (f) Buyout Provisions. The Company may at any time offer to buy out for a payment in cash or Shares an Option previously granted, subject to approval by Executive, based on such terms and conditions as the Company shall establish and communicate to the Optionee at the time that such offer is made.

Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.

Stock Withholding to Satisfy Withholding Tax Obligations. At the discretion of the Company, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option, which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws.

Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration.

In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administration shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.  For the purposes of this paragraph, the Option shall be considered assumed if following the merger, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger, the consideration (whether stock cash or other securities or property) received in the merger by holders of Common Stock for each Share held on the effective date of the transaction (and if the holders are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger is not solely common stock of the successor corporation or its Parent, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger.

Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Company makes the determination granting such Option, or such other date as is determined by the Board. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

15.
EXPENSES During the Employment Period, the Employer shall reimburse the Executive for all reasonable business expenses in accordance with applicable policies and procedures then in force, including, without limitation, first class travel, lodging, and other expenses incurred by him.

16.
OTHER BENEFITS During the Employment Period, the Executive shall be eligible to participate at no cost or expenses to him in welfare planes and programs, group life insurance plan, medical and dental insurance plan, and accident and disability insurance plan (“Benefit Plans”) applicable generally to employees and/or senior executives of the Employer.

17.	EXECUTIVE COMPENSATION UPON TERMINATION.

a.
DISABILITY PERIOD. During any period during the Employment Period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to

(i)	receive his full Base Salary and
(ii)	participate in the Benefit Plans.

b.	DEATH. If the Executive’s employment hereunder is terminated as a result of death then:
(i)
the Company shall pay the Executive’s estate or designated beneficiary, as soon a practicable after the Date of Termination, any Base Salary installments due in the month of death and for a period of 18 months thereafter and any reimbursable expenses, accrued or owing the Executive hereunder as of the Date of Termination.

c.	DISABILITY. If the Executive’s employment hereunder is terminated as a result of Disability, then:
(i)
the Company shall pay the Executive, as soon as practicable after the Date of Termination, any base salary for 18 months and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination.

d.
EMPLOYER’S TERMINATION FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR CAUSE.  If the Executive employment hereunder is terminated by the Employer for Cause or by the Executive, or terminates other than for Cause, then:

(i)
the Employer shall pay the Executive, after the Date of Termination, any base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination for a period of 18 months.

18.
TERMINTION BY COMPANY WITHOUT CAUSE OR THE EXECUTIVE TERMINATING FOR CAUSE.   If the Executive’s employment hereunder is terminated by the Employer (other than for Cause or Disability) or if the Executive Terminates for Cause, Then:  Executive shall be entitled to compensation as describe in Paragraph 12 of the Agreement.

19.	BENEFITS. In addition to the Base Salary, Executive shall receive the following benefits during the period for which Executive is employed by Employer. Executive shall be entitled to;

(i)	A vacation each year of five weeks and

(ii)
Ten additional holidays customarily observed by companies similar to Employer, and during such time, Executive’s compensation shall be paid in full; provided, however, that is Executive does not take all or a portion of the vacation time to which he is entitled hereunder, Employer shall compensate Executive therefore on such terms as Employer and Executive may mutually agree.

(iii)	Executive shall be entitled to participate in all pension, profit sharing and similar plans of Employer, on no less favorable terms and conditions as are available to the executives of Employer.

(iv)	Executive shall be entitled to receive Long-Term Care Insurance policy and home care coverage with said deductions and policy terms that are acceptable to Executive.

(v)	Executive shall receive a car allowance not to exceed $1000 monthly.

20.
EXECUTIVE SUCCESSORS. This Agreement shall not be assignable by the Executive.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  Upon the Executive’s death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designees or, if there be no such designee, to the Executive’s estate.

21.
EMPLOYER TERMINATION OF EXECUTIVE FOR CAUSE.     The Employer may terminate the Executive’s employment hereunder for Cause.  For purposes of the Agreement, the Employer shall have ‘Cause’ to terminate the Executive’s employment hereunder:

(i)	upon the Executive’s conviction for the commission of a felony (or a plea of nolo contender thereto); and

(ii)	willful failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executives incapacity due to Disability).

For purposes hereof, no act or failure to act by the Executive shall be considered ‘willful’ unless done or omitted to be done by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Employer or contrary to a formal resolution of the Board or Manager.  Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the Affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting, finding that in the good faith option of the Board, the Executive was guilty of conduct set forth above in clause (ii) of this Paragraph and specifying the particulars thereof in detail.  The Date of Termination shall be the date specified in the Notice of Termination; provided, however, that, in the case of a termination for Cause under (ii) above, the Date of Termination shall not be earlier tan 30 days after delivery of the Notice of Termination.  Anything herein to the contrary notwithstanding, if, following a termination of the Executive’s employment b the Employer for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Employer without Cause.

22.
EXECUTIVE TERMINATION FOR CAUSE.  The Executive may terminate his employment hereunder for Cause, provided that the Executive shall have delivered a Notice of Termination (as described herein) within ninety (90) days after the occurrence of the event of Cause giving rise to such termination.  For the purposes of this Agreement, ‘Cause’ shall mean the occurrence of one for more of the following circumstances, without the Executive’s express written consent, which are not remedied by the Employer within 30 days of receipt of the Executive’s Notice of Termination:

(i)
an assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Employer or any materials limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Paragraph 2 hereof;

(ii)	any removal of the Executive from, or any failure to re-elect the Executive to, the positions specified in the Agreement; or a reduction in the Executives Base Salary from time to time.

(iii)	the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or provide the Executive with Equivalent benefits;

(iv)	any other material breach by the Company of this Agreement; or

(v)	a Change in Control.

In the event of a termination for Cause, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no more than 30 days after the Notice of Termination.

23.	CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(i)
Executive recognizes that Executive’s position with the Company require Considerable responsibility and trust, and, in reliance on Executive’s loyalty, the Company may entrust Executive with highly sensitive confidential, restricted and proprietary information Involving Trade Secrets and Confidential Information.

(ii)
For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. “Confidential Information” is any data or information, other than trade Secrets, that is important, competitively sensitive, and not generally know by the public, including, but not limited to, the Company’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning Executives of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Trade Secret” and “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was used in connection with formulating the Company’s business plans, obtained by Executive from the Company or was obtained by Executive in the course of Executive’s employment by the Company), or (ii) required to be disclosed by any applicable law.

(iii)
Except as required to perform Executive’s duties hereunder, executive will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information.

(iv)
Upon the request of the Company and, in any event, upon the termination of employment hereunder, Executive will surrender to the company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company’s business or Executive’s employment ( including all copies thereof). Executive will also leave with the Company all materials involving Trade Secrets or Confidential Information of the company. All such information and materials, whether or not made or developed by Executive, shall be the sole and exclusive property of the Company, and Executive hereby assigns to the company all of Executive’s right, title and interesting and to any and all of such information and materials.

24.	COVENANT NOT TO COMPETE.

Executive herby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after ceasing employment with the Employer for any reason, he shall not:

(v)	Compete in any way with the employer without the Employer’s prior written consent.

(vi)	Interfere with the relationship of the Employer and any executive, agent or representative.

(vii)
Divert, or attempt to cause the diversion from the employer, any business with which the Employer has been actively engaged in during any part of the past two (2) year period preceding the Termination Date, nor interfere with relationships of the Employer with policyholders, dealers, distributors, marketers, sources of supply, or customers.

Specific Enforcement. Executive specifically acknowledges and agrees that the restrictions set forth herein are reasonable and necessary to protect the legitimate interest of the Company and that the Employer would not have entered into this Agreement in the absence of such restrictions. Executive further acknowledges and agrees that any violation of the provisions hereof will result in irreparable injury to the Employer, that the remedy at law for any violation of threatened violation will be inadequate and that in the event of any such breach, the Employer, in addition to any other remedies or damages available to I at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

25.
NOTICE OR TERMINATION.  Any termination of the Executive’s employment hereunder by the employer or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. If any dispute concerning a Notice of Termination of the Executive’s employment under this Paragraph results in a determination that proper basis for such termination did not exist under such Paragraph, the Executive’s employment under this Agreement shall be treated, with respect to a Notice of Termination pursuant to this Paragraph, as having been terminated pursuant to this Paragraph or, with respect to a Notice or Termination pursuant to this Paragraph as having not been terminated.

26.
ARBITRATION.   Any controversy or claim arising out of or relating to this agreement, or breach of this agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he or she selects and of his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other cost of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

27.	OWNERSHIP AND OTHER RIGHTS IN CONNECTION WITH INVENTIONS.

(i)
Employer and Executive herby agree that any Inventions made, developed, perfected, devised, conceived or reduced to practice by Executive during the term of this agreement are the sole property of Executive except those Inventions which are contemplated and developed on behalf of the company, or pharmaceutical as defined by the Food and Drug Administration, medical foods as defined by the Food and Drug Administration or a dietary supplement in accordance with the provisions of the so-called Dietary Supplement Health and Education Act of 1994, of which are not covered by the Dietary Supplement Health and Education  Act of 1994 and are to be ingested, inhaled, or applied to the skin as a cream or other topical, however specifically excluding inventions which to be injected into the body of an animal, including a human being, which shall be the sole property of Employer, subject only to the rights granted Executive by Employer in accordance with this Agreement.

(ii)
Any patent application filed by Executive for Inventions which are the property of Employer pursuant to this paragraph shall be filed in the name of Executive, and not later than the date on which the said patent application is approved and letter patent are issued, Executive shall cause an assignment of the said patent to be filed with the United States patent and Trademark Office showing an unconditional assignment of the said patent to Employer.

28.	INDEMNIFICATION OF EXECUTIVE BY EMPLOYER.
Employer shall indemnify and hold Executive harmless from and against any and all liabilities, losses, damages, costs and expenses including, but not limited to, court costs and attorneys’ fee which Executive may incur as a result of any contention, liability, obligation, claim or cause of action (including, but not limited to, claims for indemnity or contribution) brought against Executive seeking damages or injunctive relief as a result of any set  of Executive performed within the scope of his employment hereunder.  Employer covenants that:

(i)
it will advance to Executive all reasonable sums of money which executive shall become liable to pay by reason of any of the foregoing, including but not limited to, such sums as may be required for bonds and legal fees and expenses,

(ii)	it will make such payment to Executive promptly as such fees and expenses are incurred, and
(iii)	it will pay when due any damages awarded.

29.	GENERAL PROVISIONS.

A.
GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated herby.

B.	NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex, or telecopier, addressed as follows:

Party	Address

Employer:	Targeted Medical Pharma, Inc.
2980 Beverly Glen Circle, Suite 301
Los Angeles, California 90077

Executive:	Kim Giffoni
245 Parade Cove Road
Malibu, CA 90265

All  such notices and communications shall be deemed to have been duly given when delivered by hand,  if personally delivered; five (5) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telefaxed; and when receipt is acknowledged or confirmed, if telecopied.

C.
ATTORNEYS’ FEES.   In the vent a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fee and expenses incurred in ascertaining such party’s rights in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

D.
COMPLETE AGREEMENT.  This Agreement supersedes any and all  of the other agreements, either oral or in writing, between the Employer and Executive with respect to the subject matter hereof and contains all of the covenants and agreements between the Employer and  Executive with respect to such subject matter in any manner whatsoever.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may be changed or amended only by an amendment in writhing signed by all of the Parties or their respective successors-in-interest.

E.
BINDING.  The Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or if there is no such designee, to Executive’s Family Trust.

F.	AUTHORITY. Each of the Parties hereby represents and warrants to the other that:

(iii)	he has the power and authority to enter into this Agreement, and

(iv)
the execution, delivery and performance of this Agreement does not and will not violate the erms of any agreement or other instruments to which he is a party or by which he is bound. Employer further represents and warrants to Executive that this Agreement has been duly authorized by all necessary corporate action and has been duly and validly executed and delivered by Employer and constitutes the valid and binding obligation of Employer, enforceable against Employer in accordance with its terms.

G.
NUMBER AND GENDER.  Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word “person” shall include corporation, firm partnership or other form of association.

H.
FAILURE TO OBJECT NOT A WAIVER.   The failure of either Party to this Agreement to object to or to take affirmative action with respect to any conduct of the other which  is in violation of the terms of this  Agreement, shall not be construed as a waiver of the violation or breach or of future violation, breach or wrongful conduct.

I.
UNENFORCEABLE TERMS.  Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. TO the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

J.
EXECUTION IN COUNTERPARTS.  This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

K.
FUTHER ASSURANCE. Form time each party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

L.	INCORPORATION BY REFERENCE. All exhibits referred to in this Agreement are incorporated herein tin their entirety by such reference.

M.
CROSS REFERENCES.   All cross references in this Agreement, unless specifically directed to another agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof.  The language in all parts of this agreement shall in all costs be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

30.
If any provision of this agreement is held invalid or unenforceable, the remainder of this agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Executed by the parties as of the day and year first above written.

EMPLOYER
TARGETED MEDICAL PHARMA

DATED: June 1, 2010
	By:	/s/ William Shell
WILLIAM SHELL, CEO
EXECUTIVE

Dated: June 1, 2010	By:	/s/ Kim Giffoni
KIM GIFFONI